Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2011 Financial Results

CHICAGO (February 28, 2012) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its fourth quarter and year ended December 31, 2011.

2011 Year-over-Year Highlights

•	2011 net revenue of $527.8 million increased 7.0% with Americas up 12.1%, Europe up 4.3%, and Asia Pacific down 1.4%

•	Operating income, excluding impairment and restructuring charges, (1) improved to $31.8 million and operating margin improved to 6.0%

•	General and administrative expenses declined $7.0 million or 5.4%

•	Net revenue from Leadership Consulting Services increased 14.4% to $45.3 million, representing 8.6% of total net revenue

•

Net revenue grew 20% in the Consumer practice, 17% in the Education & Social Enterprise practice, 16% in the Industrial practice and 15% in the Life Sciences practice, further improving the company’s industry diversification, and more than offsetting a difficult year for the Financial Services practice

“We are pleased with our 2011 performance. Our net revenue was up 7 percent in a volatile economic environment and in line with our original 2011 guidance,” said Chief Executive Officer L. Kevin Kelly. “We made some significant strides in lowering expenses and, excluding impairment and restructuring charges, the operating margin improved to 6 percent, also within the range we originally forecasted. We believe that the changes we made in the fourth quarter to strengthen our regional operating structure and align our cost structure will further our ability to deliver improving results to shareholders.”

(1)

These represent non-GAAP financial measures because the impairment charges in the 2011 third quarter and the restructuring charges in the 2011 fourth quarter have been excluded. Including the impairment and restructuring charges, the operating loss was $10.9 million in 2011.

2011 Fourth Quarter Results

Consolidated net revenue was $127.2 million in the quarter, the same as in the 2010 fourth quarter. Exchange rate fluctuations had less than a 1 percent impact on net revenue. Year over year, net revenue increased 4.3 percent in the Americas, but declined 5.8 percent in Europe (a decline of approximately 6 percent on a constant currency basis), and 3.6 percent in Asia Pacific (a decline of approximately 4 percent on a constant currency basis). Revenue growth in the Consumer, Life Sciences, Education & Social Enterprise and Industrial practices was mostly offset by a decline in the Financial Services practice. Net revenue from Leadership Consulting Services was $11.7 million, a decline of 16.7 percent from the prior year quarter which mostly reflects the comparison to an unusually strong 2010 fourth quarter.

The number of executive search and leadership consulting consultants at December 31, 2011 was 347, the same as at December 31, 2010, and down from 386 consultants at September 30, 2011 as a result of the workforce reduction in the fourth quarter. The number of executive search confirmations in the quarter declined 10.4 percent compared to the 2010 fourth quarter, and, consistent with historical seasonality, declined 18.1 percent compared to the 2011 third quarter. Productivity, as measured by annualized net revenue per consultant, was $1.4 million, compared to $1.5 million in the 2010 fourth quarter and 2011 third quarter. Average revenue per executive search increased to $128,300 compared to $112,600 in the 2010 fourth quarter and $117,600 in the 2011 third quarter.

Salaries and employee benefits increased 2.9 percent to $85.1 million, from $82.7 million in the comparable quarter of 2010. Salaries and employee benefits were 66.9 percent of net revenue for the quarter, compared to 65.0 percent in the 2010 fourth quarter.

General and administrative expenses declined 14.1 percent to $30.2 million, from $35.2 million in the 2010 fourth quarter, as a result of a number of expense reductions, but primarily related to fees for professional services. As a percentage of net revenue, consolidated general and administrative expenses were 23.8 percent, compared to 27.6 percent in the 2010 fourth quarter.

Restructuring charges of $16.3 million were recorded in the fourth quarter related to initiatives the company took to reduce overall costs and improve operational efficiencies. The charges consist of employee-related costs, including severance, associated with a global workforce reduction of approximately 10 percent, and expenses associated with consolidating and closing 11 smaller offices in the Americas and Europe regions.

The company reported an operating loss of $4.5 million, driven by the restructuring charges. Excluding the impact of restructuring charges, which management believes more appropriately reflects core operations, operating income would have been $11.8 million and operating margin would have been 9.3 percent. In the 2010 fourth quarter, the company reported operating income of $9.3 million and operating margin of 7.3 percent.

The net loss was $4.1 million and the loss per share was $0.23, reflecting a tax benefit rate of 28.7 percent. The tax rate in the quarter was primarily a result of an inability to recognize current tax benefits on losses in certain jurisdictions. In the 2010 fourth quarter, net income was $5.2 million and diluted earnings per share were $0.29 which reflected an effective tax rate of 47.3 percent.

Net cash provided by operating activities in the quarter was $55.4 million, compared to $61.1 million in the 2010 fourth quarter. Cash and cash equivalents at December 31, 2011 were $185.4 million compared to $181.1 million at December 31, 2010, and $135.5 million at September 30, 2011.

2011 Results

For the year ended December 31, 2011 consolidated net revenue of $527.8 million increased 7.0 percent (approximately 4 percent on a constant currency basis) from $493.1 million in 2010. Exchange rate fluctuations positively impacted net revenue by $15.8 million. Net revenue increased 12.1 percent in the Americas region and 4.3 percent in Europe (a decline of approximately 1 percent on a constant currency basis), but declined 1.4 percent in Asia Pacific (approximately 8 percent on a constant currency basis). Each industry practice, with the exception of Financial Services, achieved revenue growth, including the Consumer practice which was up 20 percent and the Industrial practice which was up 16 percent. The Financial Services practice was down 10 percent compared to 2010. Net revenue from Leadership Consulting Services increased 14.4 percent to $45.3 million, representing 8.6 percent of total net revenue in 2011.

The company confirmed 4,274 executive searches in 2011, a 2.2 percent increase compared to 2010. The average number of consultants in 2011 was 376 compared to an average of 353 in 2010, and productivity, as measured by 2011 net revenue per consultant, remained $1.4 million, the same as in 2010. The average revenue per executive search was $112,900 compared to $108,500 in 2010.

The operating loss for 2011 was $10.9 million, reflecting impairment charges of $26.4 million in the 2011 third quarter and restructuring charges of $16.3 million in the 2011 fourth quarter. Operating income excluding the impairment and restructuring charges, which management believes more appropriately reflects core operations, would have been $31.8 million and operating margin would have been 6.0 percent. In 2010, the company reported operating income of $17.5 million and operating margin of 3.6 percent.

The reported net loss for 2011 was $33.7 million and the loss per share was $1.90, reflecting a tax rate of negative 128.2 percent. The tax rate for 2011 was primarily a result of income that was reduced by the goodwill impairment charge without any tax benefit, establishment of valuation allowances that increased tax expense, and an inability to recognize current tax benefits on losses in certain jurisdictions. The reported net income for 2010 was $7.5 million and diluted earnings per share were $0.42, reflecting an effective tax rate of 55.8 percent.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue, restructuring charges, impairment charges, and other operating income are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in net revenue (before reimbursements) and operating income (loss) excluding restructuring charges, impairment charges, and other operating income more appropriately reflects the company’s core operations.

	000000	000000	000000	000000	000000	000000
$ in millions	4Q 11	4Q 10	Change	2011	2010	Change
Americas
Net revenue	$69.4	$66.5	$2.9	$286.5	$255.7	$30.8
Operating income	$16.4	$10.2	$6.1	$60.6	$40.3	$20.3
Consultants	160	157	3

Europe
Net revenue	$32.9	$34.9	$(2.0)	$132.7	$127.3	$5.5
Operating income (loss)	$3.3	$4.3	$(1.1)	$1.3	$(0.6)	$1.9
Consultants	104	116	(12)

Asia Pacific
Net revenue	$24.9	$25.8	$(0.9)	$108.6	$110.1	$(1.6)
Operating income	$2.8	$6.3	$(3.5)	$13.0	$24.5	$(11.5)
Consultants	83	74	9

Global Operations Support	$(10.6)	$(11.5)	$1.0	$(43.1)	$(46.1)	$3.1
Restructuring charges	$(16.3)	$—	$(16.3)	$(16.3)	$(1.6)	$(14.7)
Impairment charges	$—	$—	$—	$(26.4)	$—	$(26.4)
Other operating income	$—	$—	$—	$—	$1.1	$(1.1)

Total operating income (loss)	$(4.5)	$9.3	$(13.8)	$(10.9)	$17.5	$(28.4)

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas increased 4.3 percent year over year in the fourth quarter and increased 12.1 percent in 2011 compared to 2010. In the fourth quarter, the Consumer and Life Sciences practices contributed the most to revenue growth. For the year, every practice and Leadership Consulting contributed to revenue growth, but the Consumer practice was the largest driver. The fourth quarter operating margin improved to 23.6 percent from 15.4 percent and for the year improved to 21.2 percent from 15.8 percent.

Net revenue in Europe declined 5.8 percent in the fourth quarter, but increased 4.3 percent for the year (a decline of approximately 1 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year 2011 net revenue by $7.2 million. Fourth quarter revenue declines in the Consumer practice and in Leadership Consulting, and to a much lesser extent in the Financial Services practice, offset the revenue growth in the other practices. For the year, revenue declines in the Consumer and Financial Services practices mostly offset the revenue growth achieved in the other practices and in Leadership Consulting. The operating margin in the fourth quarter was 9.9 percent compared to 12.5 percent in last year’s fourth quarter, and for the year improved to 0.9 percent compared to a loss in 2010.

The Asia Pacific region reported a 3.6 percent year-over-year decline in fourth quarter net revenue (approximately 4 percent on a constant currency basis) and a 1.4 percent decline for the year (approximately 8 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year net revenue by $7.3 million. For the year, the Consumer practice achieved revenue growth of 25 percent, the Life Sciences practice 31 percent, the Education & Social Enterprise practice 12 percent, the Industrial practice 7 percent, and Leadership Consulting grew 4 percent. This growth was offset by a 28 percent decline in revenue from the Financial Services practice as compared to 2010 when revenue grew 57 percent, attributable to several significant clients. The region’s operating margin in the fourth quarter declined to 11.2 percent compared to 24.5 percent in last year’s fourth quarter, and for the year was 12.0 percent compared to 22.3 percent in 2010. These declines reflect the combination of a decline in net revenue, a 6 percent increase in headcount during the year, and increases in several compensation and infrastructure related expenses.

Expenses related to Global Operations Support declined 8.5 percent, or $1.0 million, compared to the 2010 fourth quarter and declined 6.7 percent or $3.1 million for the year. A decline in general and administrative expenses, primarily related to professional fees, was the largest driver of the decline.

2012 Outlook

Kelly said, “Considerable opportunities exist to further develop and build both our search and leadership consulting businesses, while integrating these services to become our clients’ strategic leadership advisor. With this distinguishing platform, the best people in the business, and the most prestigious brand in the world, we will increase mind and market share in the C-Suite. We do not expect robust growth in 2012 unless we begin to see material movements in economic growth rates and investment patterns. However, we believe that we can improve productivity and increase our profitability. The initiatives we took in late 2011 have started us on the right course and we look forward to the year ahead.”

The company is currently forecasting 2012 first quarter net revenue of between $105 million and $115 million and full-year 2012 net revenue of between $510 million and $540 million. The company is targeting a full-year 2012 operating margin of between 7 percent and 9 percent.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the fourth quarter and 2011 results today, February 28, at 9:00 am Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the press release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:

•	Operating income (loss), net income (loss), and operating margin to the extent presented as “excluding restructuring charges” or “excluding impairment and restructuring charges”; and

•	Constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

$ in thousands	Three months ended December 31, 2011	Year ended December 31, 2011
Operating Income
GAAP operating loss	$(4,502)	$(10,915)
Impairment charges	—	26,366
Restructuring charges	16,344	16,344

Non-GAAP operating income	$11,842	$31,795

Operating Margin
GAAP operating loss as % of net revenue	-3.5%	-2.1%
Non-GAAP operating income as % of net revenue	9.3%	6.0%

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; the effect of our goodwill & intangible asset impairment charges and our restructuring initiatives; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2011	2010	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$127,159	$127,223	$(64)	-0.1%
Reimbursements	7,023	5,771	1,252	21.7%

Total revenue	134,182	132,994	1,188	0.9%

Operating expenses:
Salaries and employee benefits	85,106	82,729	2,377	2.9%
General and administrative expenses	30,211	35,167	(4,956)	-14.1%
Reimbursed expenses	7,023	5,771	1,252	21.7%
Restructuring charges	16,344	—	16,344

Total operating expenses	138,684	123,667	15,017	12.1%

Operating income (loss)	(4,502)	9,327	(13,829)	-148.3%

Non-operating income (expense):
Interest income, net	549	240
Other, net	(1,785)	272

Net non-operating income (expense)	(1,236)	512

Income (loss) before income taxes	(5,738)	9,839

Provision for (benefit from) income taxes	(1,649)	4,656

Net income (loss)	$(4,089)	$5,183

Basic weighted average common shares outstanding	17,850	17,548
Diluted weighted average common shares outstanding	17,850	17,893
Basic earnings (loss) per common share	$(0.23)	$0.30
Diluted earnings (loss) per common share	$(0.23)	$0.29
Salaries and employee benefits as a percentage of net revenue	66.9%	65.0%
General and administrative expense as a percentage of net revenue	23.8%	27.6%
Operating income (loss) as a percentage of net revenue	-3.5%	7.3%
Effective income tax rate	28.7%	47.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2011	2010	$ Change	% Change	2011 Margin *	2010 Margin *
Revenue:
Americas	$69,395	$66,513	$2,882	4.3%
Europe	32,864	34,879	(2,015)	-5.8%
Asia Pacific	24,900	25,831	(931)	-3.6%

Revenue before reimbursements (net revenue)	127,159	127,223	(64)	-0.1%
Reimbursements	7,023	5,771	1,252	21.7%

Total revenue	$134,182	$132,994	$1,188	0.9%

Operating income (loss):
Americas	$16,358	$10,215	$6,143	60.1%	23.6%	15.4%
Europe	3,262	4,344	(1,082)	-24.9%	9.9%	12.5%
Asia Pacific	2,786	6,316	(3,530)	-55.9%	11.2%	24.5%

Total regions	22,406	20,875	1,531	7.3%	17.6%	16.4%
Global Operations Support	(10,564)	(11,548)	984	8.5%

Operating income before restructuring charges	11,842	9,327	2,515	27.0%	9.3%	7.3%
Restructuring charges	(16,344)	—	(16,344)

Operating income (loss):	$(4,502)	$9,327	$(13,829)	-148.3%		7.3%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2011	2010	$ Change	% Change
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$527,793	$493,091	$34,702	7.0%
Reimbursements	26,187	20,145	6,042	30.0%

Total revenue	553,980	513,236	40,744	7.9%

Operating expenses:
Salaries and employee benefits	372,406	340,178	32,228	9.5%
General and administrative expenses	123,592	130,622	(7,030)	-5.4%
Other charges	—	4,218	(4,218)	-100.0%
Reimbursed expenses	26,187	20,145	6,042	30.0%
Restructuring charges	16,344	1,621	14,723	908.3%
Impairment charges	26,366	—	26,366
Other operating income	—	(1,072)	1,072	100.0%

Total operating expenses	564,895	495,712	69,183	14.0%

Operating income (loss)	(10,915)	17,524	(28,439)	-162.3%

Non-operating income (expense):
Interest income, net	1,402	813
Other, net	(5,262)	(1,389)

Net non-operating expense	(3,860)	(576)

Income (loss) before income taxes	(14,775)	16,948

Provision for income taxes	18,947	9,455

Net income (loss)	$(33,722)	$7,493

Basic weighted average common shares outstanding	17,780	17,437
Diluted weighted average common shares outstanding	17,780	17,869
Basic earnings (loss) per common share	$(1.90)	$0.43
Diluted earnings (loss) per common share	$(1.90)	$0.42
Salaries and employee benefits as a percentage of net revenue	70.6%	69.0%
General and administrative expense as a percentage of net revenue	23.4%	26.5%
Operating income (loss) as a percentage of net revenue	-2.1%	3.6%
Effective income tax rate	-128.2%	55.8%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
					2011	2010
	2011	2010	$ Change	% Change	Margin *	Margin *
	(Unaudited)
Revenue:
Americas	$286,503	$255,690	$30,813	12.1%
Europe	132,722	127,267	5,455	4.3%
Asia Pacific	108,568	110,134	(1,566)	-1.4%

Revenue before reimbursements (net revenue)	527,793	493,091	34,702	7.0%
Reimbursements	26,187	20,145	6,042	30.0%

Total revenue	$553,980	$513,236	$40,744	7.9%

Operating income (loss):
Americas	$60,612	$40,307	$20,305	50.4%	21.2%	15.8%
Europe	1,250	(604)	1,854	307.0%	0.9%
Asia Pacific	12,983	24,517	(11,534)	-47.0%	12.0%	22.3%

Total regions	74,845	64,220	10,625	16.5%	14.2%	13.0%
Global Operations Support	(43,050)	(46,147)	3,097	6.7%

Operating income before restructuring charges, impairment charges, and other operating income	31,795	18,073	13,722	75.9%	6.0%	3.7%
Restructuring charges	(16,344)	(1,621)	(14,723)	-908.3%
Impairment charges	(26,366)	—	(26,366)
Other operating income	—	1,072	(1,072)	-100.0%

Operating income (loss):	$(10,915)	$17,524	$(28,439)	-162.3%		3.6%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$185,390	$181,124
Restricted cash	440	393
Accounts receivable, net	69,081	83,360
Other receivables	9,404	7,724
Prepaid expenses	16,551	15,323
Other current assets	1,382	1,871
Income taxes recoverable	19,866	11,912
Deferred income taxes	8,211	10,759

Total current assets	310,325	312,466

Non-current assets:
Property and equipment, net	44,781	34,406
Restricted cash	1,470	1,609
Assets designated for retirement and pension plans	22,883	23,647
Investments	9,868	11,021
Other non-current assets	6,480	8,593
Goodwill	90,696	109,888
Other intangible assets, net	2,556	6,480
Deferred income taxes	26,506	36,917

Total non-current assets	205,240	232,561

Total assets	$515,565	$545,027

Current liabilities:
Accounts payable	$9,157	$8,408
Accrued salaries and employee benefits	131,697	124,969
Other current liabilities	39,362	34,064
Income taxes payable	4,868	3,208
Deferred income taxes	6	1,807

Total current liabilities	185,090	172,456

Non-current liabilities:
Retirement and pension plans	31,747	30,907
Other non-current liabilities	47,396	47,015
Deferred income taxes	37	107

Total non-current liabilities	79,180	78,029

Stockholders’ equity	251,295	294,542

Total liabilities and stockholders’ equity	$515,565	$545,027

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(4,089)	$5,183
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,056	2,260
Deferred income taxes	756	3,942
Net realized and unrealized losses on investments	(277)	492
Stock-based compensation expense	1,342	1,738
Allowance for doubtful accounts	(2,086)	256
Restructuring charges	16,344	—
Cash paid for restructuring charges	(6,833)	(621)
Changes in assets and liabilities:
Trade and other receivables	34,059	30,263
Accounts payable	(1,621)	(2,472)
Accrued expenses	18,676	14,141
Income taxes recoverable (payable), net	(8,544)	2,409
Retirement and pension plan assets and liabilities	957	(875)
Prepayments	802	4,384
Other assets and liabilities, net	2,884	(14)

Net cash provided by operating activities	55,426	61,086

Cash flows from investing activities:
Restricted cash	70	(142)
Capital expenditures	(1,766)	(1,498)
Purchases of available for sale investments	(187)	(499)
Proceeds from sale of available for sale investments	25	12
Other, net	(15)	—

Net cash used in investing activities	(1,873)	(2,127)

Cash flows from financing activities:
Cash dividends paid	(2,343)	(2,329)
Payment of employee tax withholdings on equity transactions	(101)	(16)

Net cash used in financing activities	(2,444)	(2,345)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,218)	1,747

Net increase in cash and cash equivalents	49,891	58,361
Cash and cash equivalents at beginning of period	135,499	122,763

Cash and cash equivalents at end of period	$185,390	$181,124

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	December 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(33,722)	$7,493
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,263	11,584
Write-off of investment	2,810	—
Deferred income taxes	10,571	7,093
Net realized and unrealized losses on investments	211	1,509
Stock-based compensation expense	5,503	7,765
Other operating income	—	(1,072)
Allowance for doubtful accounts	(2,753)	1,735
Impairment charges	26,366	—
Restructuring charges	16,344	1,621
Cash paid for restructuring charges	(7,491)	(3,439)
Changes in assets and liabilities:
Trade and other receivables	13,572	(18,946)
Accounts payable	(732)	2,203
Accrued expenses	5,960	65,162
Income taxes recoverable (payable), net	(6,886)	3,726
Retirement and pension plan assets and liabilities	667	(483)
Prepayments	(1,186)	672
Other assets and liabilities, net	5,277	(2,329)

Net cash provided by operating activities	44,774	84,294

Cash flows from investing activities:
Restricted cash	83	2,620
Acquisition earnout payments	(3,930)	(554)
Capital expenditures	(18,016)	(17,564)
Purchases of available for sale investments	(986)	(1,046)
Proceeds from sale of available for sale investments	83	292
Loan to equity method investment	(1,008)	—
Other, net	74	—

Net cash used in investing activities	(23,700)	(16,252)

Cash flows from financing activities:
Cash dividends paid	(9,723)	(9,696)
Payment of employee tax withholdings on equity transactions	(2,853)	(4,585)

Net cash used in financing activities	(12,576)	(14,281)

Effect of exchange rate fluctuations on cash and cash equivalents	(4,232)	4,333

Net increase in cash and cash equivalents	4,266	58,094
Cash and cash equivalents at beginning of period	181,124	123,030

Cash and cash equivalents at end of period	$185,390	$181,124